                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*




                         TOMPKINS COUNTY TRUSTCO, INC.
--------------------------------------------------------------------------------
(Name of Issuer)


                                 Common Stock
--------------------------------------------------------------------------------
(Title of Class of Securities)


                                  890110 10 9
                        -------------------------------
                                (CUSIP Number)



Check the following box if a fee is being paid with the statement [_]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                   ------------------------
CUSIP No.                                13G                 Page 2 of 5 Pages
890110 10 9
---------------------                                   ------------------------

--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Tompkins County Trust Company
      Investment and Stock Ownership Plan      EIN: 16-6274653
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
          (a) [_]       (b)  [_]
--------------------------------------------------------------------------------
3.    SEC USE ONLY
--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
--------------------------------------------------------------------------------
         NUMBER OF        5.  SOLE VOTING POWER
          SHARES                   249,679
                          ------------------------------------------------------
       BENEFICIALLY       6.  SHARED VOTING POWER
       OWNED BY EACH               0
                          ------------------------------------------------------
         REPORTING        7.  SOLE DISPOSITIVE POWER
          PERSON                   249,679
                          ------------------------------------------------------
           WITH           8.  SHARED DISPOSITIVE POWER
                                   0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON    249,679
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)    [_]
      EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11
                7.5%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*
                EP
--------------------------------------------------------------------------------
          * SEE INSTRUCTIONS

                                                               Page 3 of 5 Pages
Item 1(a).  Name of Issuer:
            --------------

                 Tompkins County Trustco, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:
            -----------------------------------------------

                 The Commons, P.O. Box 460
                 Ithaca, NY 14851

Item 2(a).  Name of Person Filing:
            ---------------------

                 Tompkins County Trust Company
                 Investment and Stock Ownership Plan

Item 2(b).  Address of Principal Business Office, or, if None, Residence:
            ------------------------------------------------------------

                 Tompkins County Trust Company
                 The Commons, P.O. Box 460
                 Ithaca, NY 14851

Item 2(c).  Citizenship:
            -----------

                 United States

Item 2(d).  Title of Class of Securities:
            ----------------------------

                 Common Stock, par value $.10 par value

Item 2(e).  CUSIP Number:
            ------------

                 890110 10 9

Item 3.     If this statement is filed pursuant to
            --------------------------------------
            Rules 13d-1(b) or 13d-2(b),
            ---------------------------
            check whether the person filing is a:
            ------------------------------------

                 [X] Employee Benefit Plan, Pension Fund, which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; See 13d-1(b)(1)(ii)(F).

Item 4(a).  Amount Beneficially Owned:
            -------------------------

                 249,679

                                                               Page 4 of 5 Pages
Item 4(b).  Percent of Class:
            ----------------

                 7.5%

Item 4(c).  Number of shares as to which such person has:
            --------------------------------------------

                 (i)   Sole power to vote or to direct the vote:
                       ----------------------------------------

                       249,679

                 (ii)  Shared power to vote or to direct the vote:
                       ------------------------------------------
                       0

                 (iii) Sole power to dispose or to direct the disposition of:
                       -----------------------------------------------------

                       249,679

                 (iv)  Shared power to dispose or to direct the disposition of:
                       -------------------------------------------------------
                       0

Item 5.  Ownership of Five Percent of Less of a Class:
         --------------------------------------------

                 Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:
         ---------------------------------------------------------------

                 Not applicable.

Item 7.  Identification and Classification of the Subsidiary Which Acquired the
         ----------------------------------------------------------------------
         Security Being Reported on by the Parent Holding Company:
         --------------------------------------------------------

                 Not applicable.

Item 8.  Identification and Classification of Members of the Group:
         ---------------------------------------------------------

                 Not applicable.

Item 9.  Notice of Dissolution of Group:
         ------------------------------

                 Not applicable.

                                                               Page 5 of 5 Pages

Item 10.  Certification:
          -------------

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired to the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.



                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



2/10/97
---------------------
Date



/S/ JAMES J. BYRNES
----------------------------------
Signature



James J. Byrnes / Chairman of the Board, President and Chief Executive Officer
                  Tompkins County Trust Company, Trustee
--------------------------------------------------------
Name/Title